EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/28/26 to 6/15/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
5/28/2026	Buy	1,047	12.09
5/29/2026	Buy	5,295	12.20
6/1/2026	Buy	100	12.05
6/2/2026	Buy	55,038	12.00
6/3/2026	Buy	100	11.94
6/4/2026	Buy	61,137	12.00
6/11/2026	Buy	1,093	11.49
6/12/2026	Buy	10,848	11.55
6/15/2026	Buy	53,837	11.60